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                                                                    EXHIBIT 14.1

                          COMMERCE ENERGY GROUP, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

I.    INTRODUCTION

      Set forth herein is the Code of Business Conduct and Ethics adopted by Commerce Energy Group, Inc. ("CEG"). This Code summarizes the basic principles and standards of conduct to guide all directors, officers and employees of CEG in our goal to achieve the highest business and personal ethical standards as, well as compliance with the laws and regulations that apply to our business. All of our directors, officers and employees must conduct themselves accordingly in every aspect of our business and seek to avoid even the appearance of improper behavior. Our goal has been, and will continue to be, to advance the highest standards of ethical conduct. We expect all of our agents, consultants, contractors, suppliers and representatives to be guided by the principles and standards set forth in this Code. The Code does not supersede, change or alter existing CEG policies and procedures, including, but not limited to, CEG's Employee Handbook and Insider Trading Policy.

      The Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

      - Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      - Full, fair, accurate, timely, and understandable disclosure in reports and documents that CEG files with the Securities Exchange Commission and in other public communications,

      -     Compliance with applicable governmental laws, rules and regulations,

      -     The prompt internal reporting of violations of the Code, and

      -     Accountability for adherence to the Code.

      The Code covers a wide range of business practices and procedures, but is not intended to summarize all applicable laws and regulations or to respond to every question or concern that may arise. If you have a question regarding any of the goals, principles, or standards discussed or policies or procedures referred to in this Code or are in doubt about the best course of action to take in a particular situation, please contact CEG's General Counsel or follow the procedures set forth in Section XVI of this Code.

      Every director, officer and employee of CEG has a duty to adhere to this Code. Every director, officer and employee of CEG shall receive a copy of this Code and be required to sign an acknowledgement of receipt in the form attached hereto as Exhibit A. Any individual who violates the standards in this Code is subject to disciplinary action, up to and including termination, and civil and criminal prosecution, if appropriate. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described in Section XVI of this Code.

II.   COMPLIANCE WITH LAWS, RULES AND REGULATIONS

      Obeying the law, both in letter and in spirit, is the foundation on which CEG's ethical standards are built. All directors, officers and employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel. Compliance with the law does not obviate the need to act with the highest ethical standards.


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      CEG provides a wide range of training, both mandatory and voluntary, for employees to promote understanding and compliance with various laws, rules and regulations.

III.  CONFLICTS OF INTEREST

      A "conflict of interest" exists when a person's private interest interferes in any way with the interests of CEG. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her CEG work objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or members of his or her family, receives improper personal benefits as a result of his or her position with CEG. Loans to, or guarantees of obligations of, officers and employees, and their family members, may create conflicts of interest. Loans to directors and executive officers of CEG are prohibited by law and may not be made.

      A conflict of interest may arise if a director, officer or employee of CEG works simultaneously for a competitor, customer or major supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

      Conflicts of interest are prohibited as a matter of CEG policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear cut. If questions arise, you should consult CEG's General Counsel. The Chief Executive Officer and directors must report any such circumstance to and obtain approval from the Audit Committee.

      Any director, officer or employee who becomes aware of a conflict or a potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or follow the procedures described in Section XVI of this Code.

IV.   INSIDER TRADING

      Directors, officers and employees of CEG who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non public information about CEG should be considered confidential information. To use non public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. Please refer to CEG's Insider Trading Policy for more information regarding CEG's policies and procedures with respect to trading in CEG's securities. If you have any questions, please consult CEG's General Counsel.

      This guidance also applies to trading in securities of other companies for which you receive information in the course of your employment with CEG.

      All employees are prohibited from conducting commodity transactions in their personal accounts in any commodity in which the Company transacts.

V.    CORPORATE OPPORTUNITIES

      Directors, officers and employees are prohibited from personally benefiting from opportunities that are discovered through the use of corporate property, information or position without the consent of CEG's Board of Directors. No director, officer or employee may use corporate property" information, or position for improper personal gain. Directors, officers and employees owe a duty to CEG to advance its legitimate interest when the opportunity to do so arises.

VI.   COMPETITION AND FAIR DEALING

      We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary


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information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. No director, officer or employee of CEG should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice.

      The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any CEG director, officer, employee, family member of any of the foregoing or agent unless it:

      -     is not a cash gift;
      -     is consistent with customary business practices;
      -     is not excessive in value;
      -     cannot be construed as a bribe or payoff; and
      -     does not violate any laws or regulations.

      Please discuss with your supervisor any gifts or proposed gifts that you are not certain are appropriate.

VII.  DISCRIMINATION AND HARASSMENT

      The diversity of CEG's employees is a tremendous asset. As evidenced by our equal employment opportunity and anti harassment policies, CEG is firmly committed to providing equal employment opportunity to qualified individuals regardless of race, color, religion, gender, age, national origin, sexual orientation, disability, veteran status, marital status, or other protected status. CEG will not tolerate illegal discrimination or harassment of any kind. Our anti-harassment policy explains in detail the types of conduct that are prohibited. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome conduct of a sexual nature. Violations of our anti harassment and equal employment opportunity policies should be reported immediately as provided in those policies and in Section XVI, below.

      All of our employees deserve a work environment where they will be respected and CEG is committed to providing an environment that supports honesty, integrity, respect, trust and responsibility. All of our employees should contribute to the creation and maintenance of such an environment and our executive officers and management and supervisory personnel should take a leadership role in achieving a work environment that meets our diversity standards and is free from discrimination and harassment.

VIII. HEALTH AND SAFETY

      CEG strives to provide each employee with a safe and healthy work environment. Each employee has a responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions and complying with visitor hosting procedures and other facility security related policies and procedures.

      Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of alcohol, illegal drugs or controlled substances. Employees who report to work under the influence of or in possession of illegal drugs or alcohol are subject to disciplinary action up to and including termination.

IX.   RECORD KEEPING

      CEG requires honest and accurate recording and reporting of information in order to make responsible business decisions.


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      Many directors, officers and employees regularly use business expense accounts, which must be documented and recorded accurately. No one should rationalize or even consider misrepresenting facts or falsifying records. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Corporate Accounting Department. Rules and guidelines are available from the Corporate Accounting Department.

      All of CEG's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect CEG's transactions, and must conform both to applicable legal requirements and to CEG's system of internal controls and generally accepted accounting principles. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

      Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e mail, internal memos, and formal reports. Records should always be retained or destroyed according to CEG's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult CEG's General Counsel.

X.    FINANCIAL REPORTING AND DISCLOSURE

      All transactions involving CEG and its subsidiaries must be documented, in reasonable detail, and accounted for on the books and records of CEG in accordance with generally accepted accounting principles and applicable laws and regulations. CEG's Chief Financial Officer ("CFO") is the chief accounting officer of CEG and is responsible for establishing and maintaining accounting policies and procedures, disclosure controls and internal control standards and the requirements for financial reporting to CEG's Management and others.

XI.   CONFIDENTIALITY

      Directors, officers and employees must safeguard the confidentiality of confidential information entrusted to them by CEG or its customers, except when disclosure is authorized by the Legal Department or required by laws or regulations. Confidential information includes all non public information that might be of use to competitors, or harmful to CEG or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends. All officers and employees must complete training on CEG Privacy and Security policies and procedures and comply with applicable federal and state privacy requirements. Any violation of HIPAA privacy requirements should be reported to your supervisor.

XII.  PROTECTION AND PROPER USE OF CEG ASSETS

      All directors, officers and employees should endeavor to protect CEG's assets, including funds, property, electronic communications systems, information resources, data, facilities, equipment and supplies to ensure their efficient use. Protection of CEG's assets is vital since theft, carelessness and waste have a direct impact on CEG's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation pursuant to
Section XVI of this Code. CEG assets should not be used for non-CEG business, although we recognize that incidental personal use may be permitted without adversely affecting the interests of CEG. Personal use of CEG assets must always be in accordance with CEG policy. You should consult your supervisor for appropriate guidance and permission.

      The obligation of directors, officers and employees to protect CEG's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, software programs, patents, trademarks and copyrights, as well as business, marketing and service plans, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of CEG policy. It could also be illegal and result in civil or criminal penalties. Each employee of CEG is required to comply with the provisions of the


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Intellectual Property and Technical Information Agreement, whether or not such agreement has been executed by the employee.

XIII. PAYMENTS TO GOVERNMENT PERSONNEL

      The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

      In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate CEG policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. CEG's General Counsel can provide guidance to you in this area.

XIV.  IMPROPER INFLUENCE ON CONDUCT OF AUDITS

      No director, officer or employee of CEG shall take any action (e.g., offering or paying bribes or other financial incentives, providing inaccurate or misleading legal analysis, blackmailing, and making physical threats) or make any false, misleading or inaccurate oral or written statement to fraudulently influence, coerce, manipulate or mislead an independent auditor engaged in the performance of an audit of CEG's financial statements for the purpose of rendering the financial statements materially misleading.

XV.   COMPLIANCE PROCEDURES

      Each director, officer and employee of CEG must work to ensure prompt and consistent action against violations of this Code. However, in some situations it may be difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

      - Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

      - Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

      - Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

      - Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision making process. Remember that it is your supervisor's responsibility to help solve problems.

      - Seek help from CEG resources. In the case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with your office manager or Human Resources manager. If that also is not appropriate, call CEG's General Counsel.

      - You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, every effort will be made to protect your anonymity.


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            CEG does not permit retaliation of any kind against employees for good faith reports of ethical violations or misconduct.

      - Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

XVI.  REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

      Directors, officers and employees are encouraged to promptly discuss with, or otherwise disclose to, their supervisors, managers or other appropriate personnel any observed or suspected illegal or unethical behavior. In the case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with your office manager or your Human Resources manager. If that also is not appropriate, call CEG's General Counsel.

      Reporting of violations will remain confidential to the degree possible. No employee of CEG may be discharged, demoted, suspended, threatened, harassed or in any other manner be discriminated against in the terms and conditions of their employment because of reporting or aiding in the investigation of illegal or unethical behavior. Directors, officers and employees are expected to cooperate in internal investigations of misconduct.

XVII. VIOLATIONS OF THE CODE AND DISCIPLINARY ACTION

      Every director, officer and employee of CEG has a duty to adhere to this Code. Any individual who violates the standards in this Code is subject to disciplinary action, up to and including termination, and civil and criminal prosecution, if appropriate. CEG will promptly and properly document all reasons for disciplinary actions taken against its directors, officers and employees for violations of the Code.

XVIII. WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

      Any waiver of this Code for directors or executive officers of CEG may be made only by CEG's Board of Directors or a committee thereof and will be promptly disclosed as required by law or by stock exchange or market rule or regulation.


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                                    Exhibit A

    FORM OF ACKNOWLEDGMENT OF RECEIPT OF CODE OF BUSINESS CONDUCT AND ETHICS

      I acknowledge that I have received a copy of the Company's Code of Business Conduct and Ethics and acknowledge that it is my responsibility to read it, understand its contents, and adhere to all of the terms of and procedures in the policy. I further acknowledge that nothing in the Code of Business Conduct and Ethics changes my at-will employment relationship with the Company, which means that either I or the Company can terminate my employment at any time, for any or no reason, with or without notice. I also understand that the Company reserves the right to modify or terminate its Code of Business Conduct and Ethics with or without notice, at any time in its sole discretion.



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Employee Name (Printed)       Employee Signature            Date


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